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Exhibit 12.1

EQUINOX HOLDINGS, INC.
Computation of Earnings to Fixed Charges
All Figures in Thousands, Except Ratios

	Year ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004	2004
Earnings Available for Fixed Charges
Income (loss) before income taxes	$7,818	$3,001	$5,007	$5,961	$(13,454)	$(527)	$(1,013)	$(13,940)
Add: Fixed Charges before Preferred Dividends	1,916	4,611	15,746	15,675	37,865	5,009	5,034	37,889

Total	$9,734	$7,612	$20,753	$21,636	$24,411	$4,482	$4,021	$23,949

Fixed Charges
Interest Expense	$888	$2,420	$13,298	$12,708	$33,693	$3,941	$3,791	$33,543
Rental and Occupancy Expense	1,028	2,191	2,448	2,967	4,172	1,068	1,243	4,346

Total Fixed Charges Before Preferred Dividends	$1,916	$4,611	$15,746	$15,675	$37,865	$5,009	$5,034	$37,889

Preferred Dividends	—	—	157	335	82	—	—	—

Total Fixed Charges	$1,916	$4,611	$15,903	$16,010	$37,947	$5,009	$5,034	$37,889

Coverage (deficit) Earnings to Fixed Charges	5.08	1.65	1.30	1.35	$(13,536)	$(527)	$(1,013)	$(13,940)

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  Exhibit 12.1
EQUINOX HOLDINGS, INC. Computation of Earnings to Fixed Charges All Figures in Thousands, Except Ratios